Exhibit 99.2

Media: Victoria Streitfeld (973) 455-5281 victoria.streitfeld@honeywell.com	Investor Relations: Nicholas Noviello (973) 455-2222 nicholas.noviello@honeywell.com

HONEYWELL ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

MORRIS TOWNSHIP, N.J., March 9, 2006--Honeywell (NYSE: HON) today announced the commencement of the public offering of its $300 million Floating Rate (Libor +6 bps) Senior Notes Due 2009, its $400 million 5.40% Senior Notes Due 2016 and its $550 million 5.70% Senior Notes Due 2036 (collectively, the “Notes”). Honeywell intends to use the proceeds of the offering for repayment of outstanding debt and for general corporate purposes.

The Notes will be senior unsecured and unsubordinated obligations of Honeywell and will rank equally with all of Honeywell’s existing and future senior unsecured debt and senior to all Honeywell’s subordinated debt.

Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC are acting as underwriters (each an “Underwriter”) for the public offering of the Notes. Potential purchasers of the Notes can obtain copies of the prospectus, as supplemented, related to the Notes from any Underwriter as follows: Deutsche Bank Securities Inc. at 60 Wall Street, New York, New York, 10005, (800) 503-4611 (toll free), J.P. Morgan Securities Inc., at 270 Park Avenue, New York, New York 10017, (212) 834-4533 (collect), and UBS Securities LLC, at 677 Washington Blvd., Stamford, CT 06901, (888) 722-9555 (toll free) ext 1088.

This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities is being made only by means of a base prospectus (as supplemented and amended from time to time) which is part of a registration statement that Honeywell filed with the SEC utilizing a “shelf” registration process (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962, Attn: Investor Relations Department, (973) 455-2000.

FORWARD LOOKING STATEMENTS:

Honeywell is a diversified technology and manufacturing company, serving customers with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges.

This release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management's assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our annual report on Form 10-K and other filings with the Securities and Exchange Commission.